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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                                   FORM 8-K
               CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report                                                January 31, 1996
Commission File Number                                                  1-6906

                          FIRST SECURITY CORPORATION
            (Exact name of registrant as specified in its charter)
State of incorporation                                                Delaware
I.R.S. Employer Identification No.                                  87-6118148
Address of principal executive offices           79 South Main, P.O. Box 30006
                                                          Salt Lake City, Utah
Zip Code                                                            84130-0006
Registrant's telephone number, including area code              (801) 246-5706



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Item 5.  Other Information

   On January 29, 1996, First Security Corporation ("FSCO") issued a press release announcing FSCO's three-for-two stock split and an increase in FSCO's quarterly cash dividend, a copy of which is attached to this report as Exhibit A.


SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST SECURITY CORPORATION
(Registrant)

[SIGNED]                                                  January 31, 1996
_______________________________________________________   ____________________
Scott C. Ulbrich                                          (Date)
Executive Vice President, Finance and Capital Markets and Chief Financial Officer
(Principal Financial and Accounting Officer)





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EXHIBIT A
FIRST SECURITY NEWS
FOR IMMEDIATE RELEASE                                   CONTACT: Scott Ulbrich
January 29, 1996                                                (801) 246-5706
                                                                  Kenny Thomas
                                                                (801) 246-5535


             FIRST SECURITY ANNOUNCES THREE-FOR-TWO STOCK SPLIT
                    AND BOOST IN QUARTERLY CASH DIVIDEND


   SALT LAKE CITY -- The directors of First Security Corporation (OTC/NASDAQ
Symbol: FSCO) today voted to declare a three-for-two stock split in the form of a 50% stock dividend payable on February 15, 1996 to shareholders of record as of February 12. As a result of the split, shareholders will receive one additional share of First Security stock for every two shares held.
   The directors also voted today to increase First Security's regular cash dividend by 12.5%. This equates to $0.21 per share, after adjusting for the stock split, up from the previous adjusted dividend of $0.1867 per share. The increased cash dividend will be paid on March 4, 1996, to shareholders of record as of February 16. This increase equates to an annual dividend rate of $0.84 per share compared with $0.7467 before the split. At a market price adjusted for the split, the annual dividend yield on First Security common stock will be approximately 3.63%.
   "This three-for-two stock split and increased cash dividend illustrates our commitment to providing a solid return to our shareholders and our confidence in the continued success of First Security as the leading banking and financial services company within our market region," said Spencer F. Eccles, chairman and CEO of Salt Lake City-based First Security Corporation. "Furthermore, this stock split will result in an increase in the total number of outstanding First Security shares and make the price of our stock more attractive for smaller investors in the retail market."
   The previous quarterly cash dividend rate of an adjusted $ 0.1867 was established in January 1995 when the directors declared an increase from an adjusted dividend of $0.1733 per share.
   Earlier this month, First Security announced 1995 earnings of $147.7 million, excluding a one-time $27.7 million after-tax restructuring charge related to Project VISION, the company's recent corporate redesign program. VISION focused on enhancing customer service, boosting efficiency and increasing value to shareholders. Although there are challenges and risks to the successful implementation of the VISION plan, changes associated with the redesign effort are expected to result in $51.4 million total process cost savings and $10.5 million in total revenue enhancements. This equates to a $61.9 million total positive pre-tax financial impact, or $37.8 million on an after-tax basis. The full-year positive financial impact is expected to be $0.74 per share by December 1996 following full implementation of the redesign.
   With $13.0 billion in assets and $8.8 billion in deposits, First Security Corporation is the largest financial services organization headquartered in the Intermountain West. Incorporated in 1928, it is the nation's oldest multistate bank holding company. First Security currently operates 272 full-service domestic bank offices in the six western states of Utah, Idaho, New Mexico, Oregon, Nevada, and Wyoming. Subsidiaries include a residential mortgage loan company, a leasing company, two insurance companies, an investment management company, a full-service securities broker/dealer operation, a bankcard transaction processing company, an information technology subsidiary, and a small business investment corporation.

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